Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700

InfuSystem Holdings, Inc. Reports Retirement of Chief Operating Officer, Hiring of New Chief Financial Officer and the Nomination of Two New Independent Board Members

MADISON HEIGHTS, MICHIGAN, April 25, 2018—InfuSystem Holdings, Inc. (NYSE American: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today announced that its chief operating officer, Jan Skonieczny, will retire from her current position with the Company effective April 28, 2018. Mrs. Skonieczny has agreed to consult to the Company on a part time basis for the remainder of the year in order to assist with transitioning her responsibilities.

Mrs. Skonieczny said, “I would like to thank InfuSystem and all the great people that I have worked with for the opportunity to serve in various capacities throughout my tenure. Together, we have set the gold standard for patient care in our market. Having helped implement the many reforms at the Company over the past year, I am very confident that I am leaving the company in a great position, with a sound strategy and a motivated and aligned management team.”

Richard DiIorio, president and chief executive officer, said, “Jan has been one of the most important contributors to InfuSystem over the past 30 years. We would not be where we are today, or what we are today, without her immeasurable contributions.”

InfuSystem today also announced the hiring of Greg Schulte as its chief financial officer. Mr. Schulte was previously vice president and corporate controller at Innocor, Inc. Prior to joining Innocor, he held positions as chief financial officer, vice president, and corporate controller at various public and private equity owned corporations. Mr. Schulte holds a Bachelor of Science degree from Boston College and a MBA from New York University. He also served as a First Lieutenant in the United States Army and led a platoon in Operation Desert Storm.

Mr. DiIorio said, “Greg is a natural born leader and will be a great addition to the team. He will take over responsibility for revenue cycle management and his experience in process and operational efficiencies is a perfect match with our strategy moving forward.”

InfuSystem today also announced that it will nominate two new independent directors for election to the Company’s board of directors at the Company’s next annual meeting of shareholders. The two new independent directors will be nominated along with each of the Company's current directors, other than David Dreyer, who has informed the Company of his intention to retire upon expiration of his current term. The first, Terry Armstrong, brings over 40 years of experience in revenue cycle management, healthcare receivables and collection, information technology. Mr. Armstrong is currently President of State Collection Services, Inc. (“SCS”), a healthcare revenue cycle company which provides accounts receivable services to healthcare providers throughout the U.S. The second new board nominee is Ronald Peele, an investor and operating executive with 25 years of experience building innovative companies that have created and defined new markets. Mr. Peele’s past experiences include his being a founding investor and Chief Financial Officer of Revolution Health Group, a consumer health and medical information company.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE American under the symbol INFU.

Additional Information and Where to Find It

InfuSystem Holdings, Inc. will file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement in connection with the election of nominees nominated by the Board of Directors for election as directors, and certain other matters to be considered by the stockholders, at the 2018 Annual Meeting of Stockholders. The definitive proxy statement will contain important information about the proposed nominees for election as directors and the other matters to be considered at the Annual Meeting. The definitive proxy statement for the Annual Meeting and any other relevant documents (when they become available) may be obtained free of charge at the SEC's web site at www.sec.gov and at the Company's web site at www.infusystem.com or by directing a written request to: InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071, attention Corporate Secretary.

BEFORE MAKING ANY VOTING DECISION, INFUSYSTEM'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2018 ANNUAL MEETING. This press release does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

InfuSystem Holdings, Inc. and its directors and executive officers may be deemed "participants" in the solicitation of proxies from stockholders in connection with the matters to be considered at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with such matters will be set forth in the definitive proxy statement to be filed with the SEC.

Forward-Looking Statements

Statements made in this press release that are not historical facts are considered to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "strategy," "future," "likely," variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2017 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q. Our annual report on Form 10-K is available on the SEC's EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.